SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2005

TASKER CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-32019	88-0426048
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

39 Old Ridgebury Road, Suite 14, Danbury, CT 06810-5116
(Address of principal executive offices, including zip code)

(203) 730-4350
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 17, 2005 the Board of Directors of the Company (the “Board”), in a continuing effort to reduce costs, amended the fees payable to members of the Board as follows:

1.	Each non-employee member of the Board will receive $3,000 per fiscal quarter, which compensates such Directors for all telephonic Board meetings and all committee meetings; and

2.	Each non-employee member of the Board will receive $1,500 for each meeting of the Board for which such Director is physically present at such meeting.

Directors who are also employees of the Company are not entitled to any compensation for Board service. This fee structure reduces fees payable to each of Messrs. Gordon, Zavagli and Falcone, all of the non-employee members of the Board. Under the new fee structure, there is no special remuneration for committee service. Because Mr. Falcone serves as both the Chairman of the Audit Committee and a member of the Compensation Committee, on November 17, 2005 the Board approved a grant of options to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.50 per share to Mr. Falcone. The options are exercisable immediately and expire on November 16, 2015.

Item 1.02	Termination of a Material Definitive Agreement

On November 21, 2005, the Company announced that it planned to refocus the Company’s operations, including the implementation of certain changes to management. On November 22, 2005, the Board approved the termination of Robert P. Appleby as the Company’s Chief Executive Officer and President. The Board terminated Mr. Appleby for cause, as defined in the Executive Employment Agreement between Mr. Appleby and the Company dated January 1, 2005, as amended by Amendment No. 1 dated May 16, 2005 and Amendment No. 2 dated August 10, 2005. Thus, the Board believes that no future severance obligations are owed to Mr. Appleby.

Upon the termination of Mr. Appleby, the Company also became ineligible to receive a 19.9% interest in Phitex Ltd. LLP (“Phitex”). Phitex is the direct one hundred percent owner of pHarlo IP, LLC (“pHarlo IP”), the sole and exclusive licensee of base patents to the pHarlo technology. The Company’s Patent and Technology Sub-license Agreement with pHarlo IP is unaffected by a change in management of the Company. In addition, the Company still maintains the right of first refusal to enter into a transaction with pHarlo IP to the extent pHarlo IP intends to enter into a transaction with an unaffiliated third party pursuant to which the third party would acquire rights to the base patents for the pHarlo technology outside the Company’s field of use. Prior to the change in management, the Company was also eligible to receive, subject to certain conditions, a 19.9% equity interest in Phitex, which would, in effect, have allowed the Company to share in the monetary benefits derived by Phitex from a transaction between pHarlo IP and an unaffiliated third party to the extent that the Company did not exercise its right of first refusal.

Item 3.02	Unregistered Sales of Equity Securities.

As described under Item 1.01 above, on November 17, 2005, the Company granted a non-qualified option exercisable for 300,000 shares of the Company’s common stock at an exercise price per share of $1.50 and a term of ten years less one day to Richard D. Falcone. No cash consideration was received by the Company in connection with the grant of this option. The option instead has an exercise price of $1.50 per share, the closing price of the Company’s common stock on the day prior to the date of grant. The option is fully vested upon grant and may be exercised at any time from the date of grant to its expiration date on November 16, 2015.

Such option was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(2) and/or Regulation D of the Securities Act.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 22, 2005, the Board approved the termination of Robert P. Appleby as the Company’s Chief Executive Officer and President. As the Company’s search for a new CEO is ongoing, the Board also established an Executive Committee, which will allow three members of the Board to exercise the powers of the full Board during intervals between Board meetings. The Board is hopeful that this structure will allow it to operate the Company in an efficient manner while the search for a new CEO continues. Until a new CEO is hired, or an interim CEO is appointed, the Executive Committee will effectively perform the functions typically allocated to a CEO. The current members of the Executive Committee are Gordon Davis, the current Chairman of the Board, Richard D. Falcone, the current Chairman of the Audit Committee, and Steven Zavagli, a member of the Board.

As has been previously disclosed in our filings with the Securities and Exchange Commission, Steven Zavagli is the founder, Chairman and the Chief Executive Officer of Wynn Starr Special Products, LLC (“Wynn Starr”) and Wynn Starr’s ultimate parent company, Wynn Starr Flavors. In 2004, the Company entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr. For a description of the agreement with Wynn Starr, the Company refers readers to the discussion under the heading “Contractual Obligations” contained in the Company’s Form 10-QSB for the quarter ended September 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TASKER CAPITAL CORP. (Registrant)

By:	/s/ Robert D. Jenkins
Robert D. Jenkins
Chief Financial Officer

Date: November 23, 2005